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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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PULITZER INC.

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SEC 1913 (02-02)

The anatomy of Pulitzer’s sale
By Christopher Carey
Of the Post-Dispatch
Sunday, Mar. 27 2005

Weak position: Major shareholders and top executives agreed that the company’s small size was a liability and started feeling out potential buyers last fall.

Pulitzer Inc.’s three principal shareholders began sounding out potential buyers in September, two months before the company publicly disclosed that it was exploring strategic alternatives.

The decision to approach suitors was part of a process that had begun nearly five years earlier, when Pulitzer’s directors and senior management started looking at the company’s opportunities, risks and options.

The culmination came Jan. 30, when Pulitzer announced that Lee Enterprises Inc., a newspaper chain based in Davenport, Iowa, would buy the company for $1.46 billion. The companies expect to close the deal by the end of June.

Pulitzer included a detailed account of the sale process in the preliminary proxy statement for its annual shareholder’s meeting, filed Thursday with the Securities and Exchange Commission.

Nine suitors expressed initial interest in Pulitzer, whose holdings include the Post-Dispatch, the Suburban Journals of Greater St. Louis and 13 other daily papers.

Between October and January, the field narrowed to four potential buyers. When Pulitzer asked for final offers in late January, two companies submitted bids. Both offered $62 a share in cash. Over the next few days, Lee lifted its bid to $63 a share and then to $64 a share.

Though the unsuccessful bidder is not identified by name in the proxy filing, the details suggest that it was Gannett Co., the nation’s biggest newspaper chain. Gannett, which is based in McLean, Va., said the week before the sale was announced that it had submitted an offer for Pulitzer.

Tara Connell, the company’s vice president for corporate communications, declined Friday to comment on the historical account in the proxy statement.

The merger of Pulitzer and Lee will create the nation’s fourth-largest newspaper chain in terms of daily papers owned and the seventh-largest in terms of circulation.

The deal addresses one of Pulitzer’s possible long-term weaknesses — the size and scope of its operations.

Lee operates 44 daily newspapers in 19 states. The combined company will have annual revenue of more than $1.1 billion.

According to the proxy statement, Robert C. Woodworth, Pulitzer’s president and chief executive, and Terrance C.Z. Egger, a company senior vice president and publisher of the Post-Dispatch, came to view their company’s limited scale as an increasing liability.

They shared their thoughts last spring with two members of Pulitzer’s board of directors — investment banker James Snowden and lawyer William Bush, whose firm is the company’s general counsel.

The group then met with Pulitzer’s three principal shareholders — Emily Rauh Pulitzer, Michael E. Pulitzer and David E. Moore — as well as Richard W. Moore, who is David Moore’s son and sits on the company’s board.

Representatives of Goldman, Sachs & Co., Pulitzer’s investment banker, joined the discussions, offering an analysis of trends and developments in the newspaper industry and factors affecting the value of the company.

On Sept. 8, the principal shareholders agreed to have Goldman Sachs contact key executives of selected newspaper companies to gauge their interest in a possible acquisition.

However, the shareholders stipulated that those approaches were to be made solely on their behalf, not on behalf of Pulitzer’s board.

They also instructed Goldman Sachs to note that the shareholders had not committed to any specific course of action and that the board had not decided to sell the company.

In October, Pulitzer’s full board was briefed on the company’s outlook and voted to hire Goldman Sachs, Huntleigh Securities Corp. of Clayton and the law firm of Fulbright & Jaworski LLP to assist with the process.

Goldman Sachs will receive $15 million in fees for its work on the deal.

Between Oct. 14 and Nov. 18, Pulitzer entered into confidentiality agreements with nine potential bidders and made nine management presentations, including one to Lee.

On Nov. 19, word leaked that Pulitzer was considering a sale, and the company put out a statement saying it was exploring a range of strategic alternatives. The announcement produced five additional interested parties.

Seven bidders, including two acting jointly, submitted preliminary offers.

The final bids were reviewed at a board meeting Jan. 26 in New York.

Lee offered $62 a share and indicated in conversations with Goldman Sachs that it would boost its price to $63 under certain conditions.

Lee provided a commitment letter from its bankers indicating that the financing for the deal was in place. It also noted that its board of directors had approved the transaction.

The other bidder also offered $62 a share. But its proposal included several contingencies.

The company said the buyout was contingent on arranging a separate deal to sell its interest in a certain business, which was not identified in the filing. It also said that its board had not approved the deal and that it would need as long as two weeks to arrange a meeting.

Industry analysts at the time were speculating that Gannett might have to sell KSDK (Channel 5) in St. Louis or the Tucson Citizen in Arizona to satisfy federal regulators if it wanted to buy Pulitzer.

The Federal Communications Commission prohibits media companies from operating newspapers and broadcast properties in the same market, unless they have a waiver.

Other federal agencies have been taking a closer look at media mergers lately, to assess the potential effects on competition. Pulitzer owns the Arizona Daily Star in Tucson.

Over the next few days, Pulitzer and its advisers began working on a definitive agreement with Lee, which lifted its offer to $64 a share.

Pulitzer’s board approved the sale Jan. 29, and the companies announced the deal the next day.

Reporter Christopher Carey
E-mail: ccarey@post-dispatch.com
Phone: 314-340-8291

Big payday: The purchase by Lee Enterprises could result in $21 million for Pulitzer’s chief, who helped to focus the company solely on publishing.

By Tim McLaughlin
Of the Post-Dispatch
Sunday, Mar. 27 2005

Pulitzer Inc. Chief Executive Robert C. Woodworth is poised to receive nearly $21 million in cash once Lee Enterprises Inc. buys the Post-Dispatch’s parent company. Woodworth also could voluntarily end his employment at Pulitzer 13 months after the deal closes, triggering a $3 million severance payout, U.S. regulatory filings show.

Under Woodworth’s leadership, total returns for Pulitzer shareholders have outpaced broad benchmarks such as the Standard & Poor’s 500 index and the Dow Jones industrial average. Against other newspaper publishing companies, Pulitzer’s results are mixed.

Pulitzer has outperformed much larger publishing companies such as Gannett Co. and New York Times Co. But newspaper operators such as Lee and McClatchy Co. have done better than Pulitzer.

The cash-out value of Woodworth’s vested and unvested stock options and restricted stock is worth $20.6 million, according to Pulitzer’s proxy statement filed Thursday. Woodworth, 57, has accumulated the stock-based compensation since becoming Pulitzer’s top executive in January 1999.

The cash-out for Woodworth and other Pulitzer executives will happen when the deal closes, expected by the end of June. If Lee terminates Woodworth’s employment, he could also receive a severance payout worth an estimated $4.6 million, or three times his salary and bonus. He would receive two times his salary and bonus, which was $1.53 million in 2004, if he voluntary terminates his employment, the proxy said.

Woodworth was not available to comment. Lee is based in Davenport, Iowa.

When he took the reins of the company from Michael Pulitzer in 1999, Woodworth said Pulitzer Inc. must become more aggressive in defending itself against Internet companies siphoning off classified advertising revenue. A few months into Woodworth’s tenure, Pulitzer’s operations became centered almost exclusively on newspaper publishing after the company sold nine network television stations and five radio stations to Hearst-Argyle Television Inc.

The company had a strong balance sheet with more than $500 million in cash and no long-term debt, but it faced the challenge of operating as one of the nation’s smallest publicly traded newspaper companies, in terms of revenue and market capitalization. Ultimately, Pulitzer’s size was one of the reasons the company looked for a suitor.

Lee, which is buying Pulitzer for $1.46 billion, has been a stellar performer, returning 85 percent to shareholders since March 1999, Bloomberg data shows.

Since the Hearst deal closed in mid-March 1999, Pulitzer’s stock has produced a total return of nearly 64 percent, including dividend reinvestments. That performance easily trounces the return on the S&P 500 and the Dow blue-chip index of 0.18 percent and 20.43 percent, respectively. During that time, U.S. newspaper publishing giant Gannett has posted a return of nearly 32 percent.

After the Lee-Pulitzer deal was announced, Deutsche Bank analyst Paul Ginocchio said Lee would be paying about $2,500 per Pulitzer subscriber, which he called a “somewhat expensive” price.

“While we believe that Lee is an outstanding operator and that the company’s best practices should pull some efficiencies out of Pulitzer on both the cost and revenue dimensions, we also believe the Pulitzer deal will likely yield less upside than” Lee’s acquisition of Howard Publications, Ginocchio said.

He said one potential bump in the road for a smooth integration is the size of Pulitzer’s St. Louis operations, which generate most of the company’s profit and revenue.

Reporter Tim McLaughlin
E-mail: tmclaughlin@post-dispatch.com
Phone: 314-340-8206

Prime time: Stock in the Post-Dispatch’s parent has fared better than major benchmarks.

Sunday, Mar. 27 2005

Since mid-March 1999, when Pulitzer Inc. began focusing almost exclusively on newspaper publishing, it has generated total returns of nearly 64 percent under the leadership of Robert C. Woodworth, chief executive and president. Here’s how Pulitzer stacks up against other publishing companies and stock benchmarks:

TOTAL RETURN SINCE MARCH 19, 1999

Lee Enterprises 85.10%
Russell 2,000 70.47%
Pulitzer 63.85%
Gannett 31.16%
Dow industrials 20.43%
S&P 500 0.18%

Note: Returns include reinvested dividends.

Source: Bloomberg